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                                                                    Exhibit 10.7

                      PROGRAMMING DISTRIBUTION AGREEMENT
                      ----------------------------------


THIS PROGRAMMING DISTRIBUTION AGREEMENT ("Agreement") is made as of the 1st day of December, 1994, by and between Jones Education Networks, Inc., a Colorado corporation ("Jones"), and Telecom Holding Company, Ltd., a corporation organized under the laws of the Kingdom of Thailand ("Distributor"), whose address is Fortune House No. 1, Ratchada Phisek Road, Huay KHWANG, Bangkok 10310, Thailand.

IN CONSIDERATION OF THE MUTUAL COVENANTS, STIPULATIONS AND REPRESENTATIONS CONTAINED HEREIN, THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.  GRANT OF EXCLUSIVE LICENSE
    --------------------------

    Subject to the terms and conditions of this Agreement, Jones hereby grants to Distributor the license to exhibit or distribute in the Kingdom of Thailand, via satellite, video tape or other means to all variations of cable television, satellite master antenna television, multipoint distribution system, multipoint multichannel distribution system, television receive-only satellite receiver, direct broadcast satellite or any other electronic means used to deliver cable television programming to customers, the programming identified on Exhibit A attached to this
                                             ---------
    Agreement, as such Exhibit may be amended from time to time in accordance with Section 3(a) hereof (the "Programming"). This license shall be exclusive during the initial one-year term of this Agreement.

2.  TERM AND TERMINATION
    --------------------

    (a) Unless earlier terminated as provided in this Agreement, the initial term of this Agreement shall terminate one year from the Launch Date (as defined in Section 3(b) below). This Agreement shall automatically renew on a non-exclusive basis for two successive one (1) year terms, unless either party gives written notice of termination at least forty-five (45) days prior to the expiration of the then current one-year term or this Agreement is superseded by another agreement between Distributor and Jones.

    (b) Except as otherwise provided herein, neither Distributor nor Jones may terminate this Agreement except upon sixty (60) days prior written notice and then only if the other has made a material misrepresentation in this Agreement or breaches any of its material obligations in this Agreement and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within sixty (60) days of such notice.

3.   CONTENT OF PROGRAMMING
     ----------------------

     (a) Jones shall have the exclusive authority to determine from time to time the content, selection and format of the programming that will constitute the Programming, and shall have the right to amend Exhibit A from time to
                                                        ---------
     time during the term of this Agreement to change, substitute or alter the description of the Programming, provided that the Programming shall always be educational in nature, and provided further that any of such amendments, changes, substitutions and alterations shall not materially affect the value of the Programming as contemplated in Exhibit A.
                                                 ---------
     (b) Commencing on or before March 1, 1995, Jones shall make available for transfer to Distributor, FOB Englewood, Colorado, or such other no more distant shipping point selected by Jones, master video tapes of the Programming in NTSC BETACAM format, and thereafter throughout the term of this Agreement. The Programming shall consist of forty-two (42) hours of Programming per week, which shall be in six (6) hour daily blocks (each, a "Programming Block"). Jones shall make tapes available to Distributor at least 30 days prior to the anticipated airing of the Programming by Distributor. Distributor shall launch the Programming on April 1, 1995 (the "Launch Date").

4.   LICENSE FEE AND PAYMENTS
     ------------------------

     (a) Upon the execution of this Agreement, Distributor shall pay to Jones, by wire transfer of funds to an account designated by Jones, a start-up fee of US $100,000. This fee shall be non-refundable.

     (b) Commencing on March 1, 1995 and continuing throughout the term of this Agreement, subject to compliance by Jones with its obligations hereunder including without limitation the obligations set forth in Section 3(b), Distributor shall pay to Jones or its designated payment agent, on or before the first (1st) day of each calendar month, a monthly license fee of US $35,000 for the Programming (the "License Fee").

     (c) Notwithstanding the foregoing, if the sum of (i) the direct and indirect costs of providing any marketing, pre-launch or launch support required by this Agreement or requested by Distributor, and (ii) the direct and indirect costs incurred by Jones in connection with the production and delivery of the

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     Programming, including but not limited to the materials and labor costs of preparing the master videotapes of the Programming and making the master tapes available to Distributor (collectively, the "Distribution Costs"), exceeds an average of US $35,000 per month over the course of any three-month period, then Distributor shall reimburse Jones for any such Distribution Costs immediately upon presentation by Jones of reasonable documentation evidencing such costs. If, on the other hand, the Distribution Costs average less than US $31,500 per month over the course of any three-month period, then Distributor shall receive a credit against future License Fee payments equal to the following multiplied by three:

          $35,000 minus (Avg. Monthly Distribution Costs During Period x 110%)

     A final reconciliation of the adjustments required by this subsection (c) shall take place within 60 days of the expiration of the initial term and each renewal term of this Agreement.

     (d) Jones' failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Distributor of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. Past due amounts shall bear interest at a rate equal to the greater of (i) one percent (1%) per month, or (ii) the maximum legal rate permitted under law, and Distributor shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Jones in collecting any past due amounts. A License Fee shall not be considered past due if it is paid in full within 30 days of its due date.

     (e) Accompanying each payment during the term of this Agreement, Distributor shall provide a true and complete monthly report, signed by the chief financial officer of Distributor or his/her authorized designee, in a form satisfactory to Jones, specifying the average number of Subscribers during the subject payment period (computed by dividing the number of Subscribers on the first and last day of the payment period by two (2)) and certifying the accuracy of such information and containing such other information as may be reasonably required by Jones. For purposes of this Agreement, the term "Subscriber" shall mean (i) each residential customer receiving and paying for a level of cable television service which includes the Programming, and (ii) the number of basic equivalent subscribers computed by dividing the monthly revenue for basic cable television service paid by bulk accounts (such as apartment buildings, cooperatives, condominiums and mobile home parks) receiving and paying for a level of cable television service which includes the Programming by the standard


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     residential rate for such level of cable television service for the system distributing the Programming.

5.   DISTRIBUTION OF PROGRAMMING
     ---------------------------

     (a) Subject to compliance by Distributor with any applicable government policies, laws and regulations of Thailand, including the terms of Distributor's operating license requirements and obligations, Distributor shall distribute the Programming in its entirety without addition, deletion, alteration, editing or amendment, including any copyright notices, credits and similar notices, trademarks or tradenames included in the Programming; provided, however, that Distributor may add, at its own expense, subtitles to the Programming which provide an accurate translation of the audio portion of the Programming, and provided further that Distributor may delete any material included in the Programming that violates any applicable government policies, laws or regulations of Thailand. During the term of this Agreement, Distributor shall offer the Programming on each System on the "basic" tier of service, which for purposes of this Agreement means the tier of service with the highest Penetration. For purposes of this Agreement, the term "Penetration" means the ratio of the number of subscribers in any System receiving and paying for the level or tier of cable television service to the total number of subscribers of the System.

     (b) Distributor shall distribute the Programming in accordance with the terms of this Agreement throughout the entire term of this Agreement, and will not replace, delete, terminate or otherwise disrupt, discontinue or cease transmission of the Programming. The Programming Block for a particular day may be repeated during the day up to four times (so as to constitute a full twenty-four (24) hour per day channel).

     (c) Distributor shall designate one (1) channel on each System for the delivery of the Programming. The Programming may be exhibited on a shared channel basis with Thai educational or informational programming, provided that the Programming itself shall be separately branded and identified as the programming of "Mind Extension University: The Asian Campus", or such other name as may be determined by Jones.

     (d) The Programming shall be aired by Distributor in accordance with the schedule provided by Jones. In the event that such airing schedule is not met due to causes beyond the control of Distributor, such as shipping delays, transmission failures or the like, the Programming shall be aired as immediately

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     as possible after the correction of the problem causing the original failure to deliver the Programming.

     (e) Subject to then existing law and the applicable provisions of this Agreement, Distributor shall not itself, and shall not authorize others to, copy, tape or otherwise reproduce any part of the Programming without Jones' prior written authorization, and shall take reasonable and practical security measures to prevent the unauthorized copying or taping by others.

     (f) During the term of this Agreement, Jones and Distributor may agree that the development and provision of advertising within the Programming is appropriate. In the event advertising is provided in the Programming, the parties agree to negotiate an arrangement regarding fees to be charged and commissions to be paid, based on customary arrangements then current in the advertising industry.

6.   TAXES AND FEES
     --------------

     In addition to the license fees payable by Distributor pursuant to Section 4 of this Agreement, and any other costs payable by Distributor pursuant to this Agreement, Distributor shall pay all customs, VAT or other taxes, fees or charges that are imposed by Thai law by reason of the importation of the tapes and Programming to Thailand or the use of the tapes and Programming in Thailand. In addition, in the event that there is a Thai withholding tax payable on the remittance to be made to Jones pursuant to either
     Section 4 or this Section 6, Distributor shall absorb the entire amount of the tax withheld and shall be responsible for the payment of the withholding tax on any such remittances. Jones represents and warrants to Distributor that it is located outside of Thailand, that it does not have any permanent establishment in Thailand, and that, for purposes of this Agreement, Jones shall provide and deliver the Programming from outside of Thailand.

7.   PROMOTION AND MARKETING OF THE PROGRAMMING
     ------------------------------------------

     (a) Distributor shall use its best efforts to promote, market and sell the Programming in its service area. Distributor shall promote and market the Programming on a basis and to an extent equal to the marketing and promotion efforts devoted to any other programming included on the channel on which the Programming is delivered, and to any other channels included in any package of services in which the Programming is included.

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     (b) Jones may, from time to time during the term of this Agreement, supply
     Distributor with promotional material related to the Programming. Distributor shall distribute any such promotional material to persons receiving the Programming and in connection with its efforts to gain subscribers for its services. If Distributor requests the services and support of Jones personnel in connection with the launch, marketing or promotion of the Programming or otherwise in connection with the distribution of the Programming, then Distributor shall reimburse Jones for all reasonable out-of-pocket expenditures incurred by Jones and the salary expense of any Jones personnel who are dedicated to such efforts.

     (c) At Jones's request, Distributor shall provide Jones with all available data regarding the viewership, marketing and promotion of the Programming by Distributor. Subject to applicable federal, state and local law (including the franchises pursuant to which the Systems are operated), Distributor shall also render such other assistance to Jones as Jones may request in connection with any marketing test, survey, poll or other research which Jones may undertake in connection with the Programming.

8.   TRADEMARKS
     ----------

     All right, title and interest in and to the Programming, and all materials, ideas, formats and concepts, computer software or other rights of whatever nature related thereto, shall remain the property of Jones and/or its affiliates. Further, Distributor acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Jones and/or its affiliates in connection with the Programming (the "Marks") are the sole and exclusive property of Jones and/or its affiliates, and no rights or ownership are intended to be or shall be transferred to Distributor pursuant to this Agreement. Distributor's use of the Marks shall be limited to the advertising and promotion of its carriage of the Programming pursuant to this Agreement and shall be in a form approved by Jones in advance of such use. Jones shall provide Distributor with samples of the Marks, which Distributor shall use in their entirety (including all service mark and trademark notices) whenever the Marks are used by Distributor.

9.   REPRESENTATIONS AND INDEMNIFICATION
     -----------------------------------

     (a) Jones represents and warrants to Distributor that (i) it is a corporation duly organized and validly existing under the laws of the State of Colorado; (ii) Jones has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder; (iii) Jones is under no contractual or

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     other legal obligation that in any way interferes with its ability to fully, promptly and completely perform hereunder; and (iv) nothing contained in the Programming shall violate the civil or property rights, copyrights, trademark rights or right of privacy of any person, firm or corporation except that no representation and warranty is given with respect to music performance rights.

     (b) Distributor represents and warrants to Jones that (i) Distributor is a corporation duly organized and validly existing under the laws of the Kingdom of Thailand; (ii) Distributor has the requisite power and authority to enter into this Agreement and to fully perform its obligations in this Agreement; and (iii) Distributor is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

     (c) Distributor and Jones shall each indemnify and forever hold harmless the other, the other's affiliate companies and their respective officers, directors, employees and agents from all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable counsel fees) arising out of any breach or claimed breach by it of any representation or any of its obligations pursuant to this Agreement. Jones's liability for damages arising out of its inability or failure to deliver the Programming shall be limited to the relevant amount of the License Fee that relates to the Programming that Jones failed to deliver.

     (d) The party entitled to indemnification hereunder (the "Indemnified Party") shall notify the other party hereto (the "Indemnifying Party") in writing of the claim or action for which such indemnity allegedly applies. The Indemnifying Party shall undertake the defense of any such claim or action and permit the Indemnified Party to participate therein at the Indemnified Party's own expense. The settlement of any such claim or action by an Indemnified Party without the Indemnifying Party's prior written consent shall release the Indemnifying Party from its obligations under this Agreement with respect to such claim or action so settled.

     (e) Neither party shall be liable to the other for the failure to fulfill its obligations under this Agreement (other than the obligation to make all payments when due) to the extent such failure is caused by or arises out of an act of war, strike, riot, labor dispute, national disaster, technical failure, or any other reason beyond the control and not the fault of the party whose obligation is prevented during the period of such occurrence. Upon the cure of any occurrence not exceeding ninety (90) days, the term of this Agreement shall be extended for a period equivalent to the period of such occurrence. If any such occurrence shall

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     exceed ninety (90) days, then this Agreement may thereafter be terminated by either party without liability to the other.

10.  CONFIDENTIALITY
     ---------------

     Neither Distributor nor Jones shall disclose to any third party (other than its respective affiliates and employees), any information with respect to the terms and provisions of this Agreement, including by way of press release(s), except: (i) to the extent necessary to comply with law or legal reporting or disclosure requirements or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable and, if possible, prior to making such disclosure shall seek confidential treatment of such information; (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys; provided, however, that
                                                         --------  -------
     such parent company, auditors and attorneys agree to be bound by the provisions of this Section; (iii) in order to enforce its rights pursuant to this Agreement; and (iv) if mutually agreed by Distributor and Jones in writing.

11.  GENERAL
     -------

     (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement may not be assigned by Distributor without the prior written consent of Jones, except to an entity which controls, is controlled by or is under common control with Distributor and which operates a cable television service in Thailand (including Thai CableVision Public Company Limited), provided that no such assignment shall relieve Distributor of any obligation under this Agreement.

     (b) Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners or joint venturers as between Distributor and Jones. Neither Distributor nor Jones shall be or hold itself out as the agent of the other under this Agreement. The obligations of Distributor and Jones under this Agreement are subject to all applicable federal, state and local laws, rules and regulations.

     (c) A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed as a continuing waiver or a waiver of any subsequent breach of this Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written between

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

     the parties. This Agreement may not be modified except in a writing executed by both parties to this Agreement.

     (d) This Agreement and all collateral matters shall be construed in accordance with the internal laws of the State of Colorado applicable to agreements fully made and to be performed therein, irrespective of the place of actual execution or performance. Each party shall have available to it all rights, remedies and recourse at law or in equity to be exercised in the event of breach or threatened breach of this Agreement.

     (e) The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

     (f) All notices, statements and other communications given under this Agreement shall be in writing and shall be delivered by facsimile transmission, telegraph, personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to Jones to Jones Education Networks, Inc. at 9697 East Mineral Avenue, P.O. Box 3309, Englewood, Colorado 80155, Attn.: President (Fax: 303-799-1644); and if to Distributor, at its address set forth in the first paragraph of this Agreement, or by facsimile at _________________________. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first written above.

                                        DISTRIBUTOR:

                                        TELECOM HOLDING COMPANY, LTD.



                                       By:   /s/ [Illegible signature]
                                             -------------------------
                                       Name:
                                             -------------------------
                                       Title:
                                             -------------------------

                                       JONES EDUCATION NETWORKS, INC.


                                       By:   /s/ Gregory J. Liptak
                                             -------------------------
                                             Gregory J. Liptak
                                             Group President/Global Distribution

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                                   Exhibit A
                                   ---------
                                      to
                                      --
                      Programming Distribution Agreement
                      ----------------------------------


                        Description of the Programming
                        ------------------------------

          The Programming will generally consist of some combination, to be determined by Jones, of programming that endeavors to expose the viewer to the activities one might find in a school, on a campus, or in other learning environments, including but not limited to, educational, instructional and informational programming and, in addition, such programming as might relate to or evolve from schools, campuses or other learning environments including bookstores, field trips, laboratory, observatory, library and other course related trips or outings, and marketing activities including the sale of materials, books, tapes and other items directly relating to any of the above-mentioned educational or learning activities and environments. The Programming may also include advertising to the extent and in a nature deemed appropriate by ME/U; provided, however, that such advertising shall be consistent with then
      --------  -------
current prevailing industry average frequencies and duration, and shall be consistent with this description of the Programming. The Programming will also include materials related to computers, faxes, electronic mail, CD-ROM, CD-I, and other activities related to new media developments.



(14098)

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